Exhibit 99.1

ROBERT WEBBER TO BECOME CEO; WARREN HARUKI TO BECOME CHAIRMAN OF MAUI LAND & PINEAPPLE COMPANY, INC.

Changes take effect January 1, 2009

KAHULUI, Hawai‘i — Maui Land & Pineapple Company, Inc. (NYSE-MLP) today announced the appointment of Warren Haruki as chairman and Robert (Rob) Webber as president and CEO, effective January 1, 2009.  They replace David Cole who resigned earlier this week after five years as chairman, president and CEO of the 100-year old company.  Cole will continue to serve as a director and will be the Company’s representative to the boards of Hawaii BioEnergy and Hawaii Superferry.

“Rob Webber is exceptionally well-equipped to steer Maui Land & Pineapple Company through these challenging economic times,” stated David C. Cole, ML&P chairman, president and CEO.  “He understands and embraces the company’s vision and values and the larger role that ML&P plays in the Hawai‘i community.”

“Warren Haruki is a seasoned community and business leader with deep roots in Hawai‘i,” said Cole.  “As executive chairman, Warren will bring an informed and nuanced understanding of policy and government relations matters to the management team.”

Webber joined Maui Land & Pineapple Company in May of 2006 as chief financial officer and senior vice president of business development.  In March of this year, he was promoted to chief operating officer and executive vice president and has been overseeing day-to-day operations of the company. “It has been a privilege to serve alongside David Cole and we will execute his vision for our company,” said Webber. “We have a very strong management team in place and we are well positioned to tackle the challenges ahead.”

Before joining ML&P, Webber served as president and CFO of a publicly-traded technology services company headquartered in Southern California, where he led growth initiatives and a turnaround of the business, increasing revenues by more than fifty percent to $75 million annually.

Previously, Webber served as general manager of a privately-held commercial real estate company where he led operations and regional sales.  He has served as CEO of a publicly-traded digital marketing software company and CEO of the digital imaging division of a publicly-traded technology company.  Webber also worked several years for the management consulting firm, McKinsey & Company, Inc., in Southern California, where he served clients in the resort, agriculture and services industries. Webber earned a BA degree from Brigham Young University, a Juris Doctor degree from Columbia University School of Law, and an MBA from the Harvard Graduate School of Business Administration.  The West Maui resident is the father of a son and daughter who attend Maui schools and a daughter who is attending university in California.

Incoming ML&P chairman Warren H. Haruki is currently president and chief executive officer of Grove Farm Company, Inc., a privately held company located in Lihue, Kauai, a position he has held since February 2005. Haruki concluded a 26-year career with GTE Hawaiian Tel — Verizon Hawaii, serving as its president from 1991 until his retirement in October 2003. He is also a Trustee for the Parker Ranch Foundation Trust, a land development and cattle ranch company headquartered on the Big Island of Hawaii. He serves on the boards of Maui Land & Pineapple Company, Pacific Guardian Life Insurance Company, and First Hawaiian Bank. He has a Bachelor of Science degree in Industrial Management from Purdue University, a Master’s of Business Administration from the University of Hawai‘i, and is a Certified Public Accountant.

Haruki said “Having been on the Board for the past 3 years, I am certainly aware of the financial and operational challenges facing ML&P.  In this expanded role, I am anxious to learn more and gain an in-depth perspective by meeting with employees; talking with Maui’s elected officials, and communicating with business and community leaders.”

Maui Land & Pineapple Company, Inc. is a Hawai‘i corporation and successor to a business organized in 1909. Its principal operating subsidiaries are Maui Pineapple Company Ltd., a producer and marketer of Maui Gold ® pineapple, and Kapalua Land Company Ltd., operator of Kapalua Resort, a master-planned resort community in West Maui.

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